EXHIBIT 16.1

April 22, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Debt Resolve, Inc. (the Company) pertaining to our firm included in Item 4.01 of the Form 8-K dated April 22, 2015 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Fiondella, Milone and LaSaracina LLP

Fiondella, Milone and LaSaracina LLP